Exhibit 10(w)


     In 1996, Mr. Cavataio, a director of Pioneer Financial Services, Inc., has been engaged by the company as an investment advisor to assist in the management in Pioneer Financial Services, Inc. investment portfolio. Pursuant to this arrangement Mr. Cavataio is entitled to receive compensation at the rate of $100,000 per year.